Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

Registration	Registration
Number	Form	Description of Registration Statement
333-118997	Form S-8	DATATRAK International, Inc. Amended and Restated 1996 Key Employees and Consultants Stock Option Plan

333-118998	Form S-8	DATATRAK International, Inc. Amended and Restated Outside Directors Stock Option Plan

333-90699	Form S-8	DATATRAK International, Inc. Amended and Restated 1996 Directors Stock Option Plan

333-127554	Form S-8	DATATRAK International, Inc. 2005 Omnibus Equity Plan

333-142126	Form S-3	DATATRAK International, Inc. Common Stock
of our report dated March 13, 2009, with respect to the consolidated financial statements of DATATRAK International, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ ERNST & YOUNG LLP
Cleveland, OH
March 13, 2009

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